FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-180779-02

NEW ISSUE CMBS:$1,394M MORGAN STANLEY BofA MERRILL LYNCH SERIES 2013-C7 CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH

PUBLICLY OFFERED CERTIFICATES

CLASS	MOODY'S/DBRS	SIZE($MM)	CE(%)	WAL(YRS)	WINDOW	CUM LTV%	NOI DY%
A-1	Aaa(sf)/AAA(sf)	102.200	30.000%	2.64	1-59	42.9%	15.7%
A-2	Aaa(sf)/AAA(sf)	135.700	30.000%	4.94	59-60	42.9%	15.7%
A-AB	Aaa(sf)/AAA(sf)	111.600	30.000%	7.45	60-117	42.9%	15.7%
A-3	Aaa(sf)/AAA(sf)	160.000	30.000%	****** NOT AVAILABLE ******
A-4	Aaa(sf)/AAA(sf)	466.316	30.000%	9.85	118-120	42.9%	15.7%
A-S	Aaa(sf)/AAA(sf)	123.720	21.125%	9.96	120-120	48.4%	13.9%
B	Aa3(sf)/AA(sf)	85.384	15.000%	9.96	120-120	52.1%	12.9%
C	A3(sf)/A(sf)	52.276	11.250%	9.96	120-120	54.4%	12.4%

POOL BALANCE:	$1,394.023
NUMBER OF LOANS/PROPERTIES:	64/123
WA MORTGAGE INT. RATE:	4.329%
WA CUT-OFF LTV:	61.3%
WA UNDERWRITTEN DSCR:	1.80x
WA UNDERWRITTEN DEBT YLD:	11.0%
WA TERM TO MATURITY:	117
WA AMORTIZING TERM:	343
TEN LARGEST LOANS:	55.10%
LOAN SELLERS:	MORGAN STANLEY (88.9%), BANK OF AMERICA (11.1%)
TOP 5 STATES:	MA (25.5%),NY(20.7%),CA(12.6%),PA(5.4%),TX(5.3%)
TOP 5 PROPERTY TYPES:	RT(35.4%),OF(21.4%),HO(16.0%),CC(9.1%),IN(8.2%)

MASTER SERVICER:	MIDLAND LOAN SERVICES
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
TRUSTEE/CERT ADMIN:	US BANK NATIONAL ASSOCIATION
CUSTODIAN:	WELLS FARGO
TRUST ADVISOR:	SITUS HOLDINGS, LLC
B PIECE BUYER:	EIGHTFOLD

NY CALLS:	MON 1/7-TUES 1/8
BOSTON MEETING:	THURS 1/3 @ 2:45 PM EDT, SIP (581 WASHINGTON ST)
MINNEAPOLIS BFAST:	FRI 1/4 @ 7:15 AM CDT, THE GRAND HOTEL
INVESTOR GROUP CALL:	MON 1/7 @ 11:00 AM EDT (1 866 953 0764 // 7748 8562)

EXPECTED PRICING:	WEEK OF 1/7
EXPECTED SETTLEMENT:	1/30/2013

ATTACHED TO ANNOUNCEMENT:	TERM SHEET, ANNEX A, FWP

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-180779) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

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